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                                                                    EXHIBIT 99.1

                   BOYD GAMING AND MIRAGE RESORTS ENTER INTO
                   AMENDED JOINT VENTURE AGREEMENT TO DEVELOP
                       MAJOR ATLANTIC CITY CASINO RESORT

                - BOYD RECEIVES APPROVAL FOR GAMING LICENSE FROM
                     NEW JERSEY CASINO CONTROL COMMISSION -

LAS VEGAS, NV AND ATLANTIC CITY, NJ -- JULY 14, 1998 -- Boyd Gaming Corporation (NYSE:BYD) announced today that it has entered into an amended and restated joint venture agreement with Mirage Resorts (NYSE:MIR) pursuant to which the parties will develop and operate a major casino resort on the H-Tract in the Marina district of Atlantic City. As in the original agreement, the companies will each own 50% of the development and Boyd Gaming will operate the facility. In addition, the amended agreement settles litigation related to the previous agreement between the two companies.

     Under the terms of the amended agreement, Boyd and Mirage will jointly develop a $750 million entertainment resort with at least 1,200 guest rooms on a 25-acre site on the H-Tract adjacent and connected to Mirage's planned "Le Jardin" development. Mirage Resorts will act as master developer of the H-Tract and will master plan integrated internal road, walkway and people mover systems for the gaming and entertainment facilities built on the H-Tract. In addition to operating the facility, Boyd Gaming will manage the development of the joint venture project.

     "Entering the Atlantic City market represents a major milestone for Boyd Gaming, and one which we are approaching with great excitement and enthusiasm. Our project in Atlantic City is one of the most important and significant developments in Boyd's long-term growth plan, and we intend to develop one of the premier resorts in the market," said William S. Boyd, Chairman and Chief Executive Officer of Boyd Gaming Corporation.

     "As the operator of casino entertainment properties in eight distinct markets, we are very attracted to Atlantic City for several reasons including recent and current renovations at many of the city's resorts and the addition of a new convention center. We believe the ongoing commitments of the state of New Jersey and city of Atlantic City to create a world class resort destination are contributing to the redefinition of this market, and we look forward to participating in that effort."

     Boyd Gaming received a statement of compliance for a gaming license from the New Jersey Casino Control Commission last week and plans to break ground on the H-Tract in September 1999 and open its facility in 2002.

     "Our approval by the New Jersey Casino Control Commission and our amended agreement with Mirage Resorts are two crucial steps in our plans to develop a major casino resort in Atlantic City and allow us to move forward with the design stages of the project," added Mr. Boyd.

     Headquartered in Las Vegas, Boyd Gaming Corporation is a leading diversified owner and operator of 12 casino entertainment properties located in Nevada, Mississippi, Illinois, Louisiana and Missouri.

     Boyd Gaming press releases are available through Company News On-Call by fax (800) 758-5804, extension 104550, or at http://www.prnewwire.com.

     This press release contains forward-looking statements which are subject to change. The actual results may differ materially from those described in any forward-looking statement because of a number of factors, including the risk that the Atlantic City casino resort will not be completed according to the terms currently contemplated, or at all; the risk that permits, licenses and other third-party approvals necessary to the project may not be obtained within the time frames currently contemplated, if at all; and the normal risk of construction of a project of this magnitude, including construction delays and cost overruns. Additional information concerning potential factors that could affect the Company's financial results are included in the Company's Form 10-K for the year ended June 30, 1997 and Form 10-K for the period ended December 31, 1997.